Exhibit 99.2

First Quarter 2010 Earnings

Conference Call Script

January 28, 2010

Pat Davidson

Good morning and thanks for joining us.  Earlier today, we published our first quarter results for fiscal 2010.  A copy of the release is available on our website at www.oshkoshcorporation.com.  Today’s call is being webcast and is accompanied by a slide presentation, which is also available on our website.  The audio replay and slide presentation will be available on our website for approximately 12 months.  Please refer now to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These forward-looking statements are subject to risks that could cause actual results to be materially different.  Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC.  We disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

We completed the sale of our European fire apparatus business, BAI, in our first fiscal quarter.  Results for BAI are presented as a discontinued operation.  Also in the first quarter, we recorded pre-tax, non-cash impairment charges of $23.3 million related to goodwill and other long-lived assets at our mobile medical business in the fire & emergency segment.  All sales, income and backlog figures that we discuss today refer to continuing operations and exclude the non-cash impairment charges unless otherwise stated.

Presenting today for Oshkosh Corporation will be Bob Bohn, our Chairman and Chief Executive Officer; Charlie Szews, President and Chief Operating Officer; and Dave Sagehorn, Executive Vice President and Chief Financial Officer.

Let’s begin by turning to slide 3 and I’ll turn it over to Bob.

Bob Bohn

Oshkosh Fiscal Q1 2010 Results

Thank you, Pat.  Good morning and thank you all for joining us today.  We have started the fiscal year off on a high note with a very strong quarter, led by our defense segment.  As most of you know, we have been very busy building and delivering MRAP All Terrain Vehicles (M-ATV) for the United States government.  Our employees working on this program have continued the strong track record of performance that we began in July of last year when we started shipping these vehicles to the Department of Defense (DoD) ahead of schedule.  I’m proud to report that we exceeded the delivery requirements for each month during the quarter, October, November and even the holiday-filled December, as we at Oshkosh Corporation flexed our operational muscle.

For the quarter, our sales increased 83% to $2.43 billion, leading to operating income of $349 million and earnings per share (EPS) of $2.10.  These very strong results were due to outstanding performance in our defense segment and improved performance in our access equipment segment, which was largely the result of M-ATV production for our defense segment.  Sales in many of our other business units were either flat or lower, as the weak economy and tight credit conditions continued to impact our customers.  Lower sales in these businesses were not a surprise to us and should not be a surprise to those of you who follow us, as we have been discussing our view of the impact of weak economic conditions on our businesses for the past year and a half.

We also continued to generate strong cash flow again this quarter, allowing us to reduce our debt by $182.5 million.

Please turn to slide 4 for an assessment of current conditions.

Current Conditions

Last quarter, we told you that we felt we were well positioned heading into fiscal 2010 and we believe that even more now.  We believe we have continued to maintain or increase share in most of our markets.  And, we successfully ramped up production of the M-ATV platform in a very short period of time, with results that have exceeded our expectations.  At this time, we have received contracts for slightly more than 6,600 M-ATVs, including orders for 1,400 units received during our first fiscal quarter.  This quantity of units will keep our facilities humming through mid-May.  We are waiting to hear if and when the DoD might order additional quantities of these life-saving vehicles to support the increase in troops in Afghanistan that President Obama announced in December.  According to public comments by Secretary of Defense Robert Gates, there is a need for up to 4,000 additional MRAPs, and we believe that a portion of these vehicles could be Oshkosh M-ATVs.  We have more than enough capacity to handle additional volume and we welcome the opportunity.  We also believe that we can support any additional M-ATV orders and sustain delivery of all our existing product lines and potential future product lines, such as the Family of Medium Tactical Vehicles (FMTV).  In short, we have strong operations run by very hard-working and capable employees and we have all the confidence in the world in their ability to deliver.

Speaking of the FMTV, we remain optimistic and expect that we will retain the contract we won in August, pending the Army’s reevaluation of the two minor protest issues that were upheld by the GAO in December.  In fact, we’ve already begun building test vehicles as well as preparing the foundation for the e-coat facility that we said we would need when we first submitted our proposal in the spring of last year.

We continue to expect that most of the other markets in which we compete will remain weak in fiscal 2010, especially those with exposure to construction markets.  As we’ve said before, we believe that we’ve reached a bottom in most of these markets.  We have taken appropriate actions to reduce our costs and be more responsive to customer demand and markets that can change very rapidly.

Improving our cost structure and lowering our debt continue to be important to our success.  The $182.5 million of debt reduction in the first quarter illustrates our commitment to de-levering our balance sheet, which remains the top priority for our free cash flow.

With that, I will turn it over to Charlie for a more detailed discussion by segment.

Charlie Szews

Thanks Bob.  Please turn with me to slide 5.

Defense

After our strong production ramp up in the fourth quarter of fiscal 2009, we really hit our stride and delivered more than 2,300 M-ATV units and all required spare parts kits to our DoD customer during the first quarter of fiscal 2010.  As you probably know by now, we set high delivery targets for our M-ATV program, ramping up production to 1,000 units per month by December 2009.  We achieved that goal in mid-December and our employees were still able to spend some quality time with their families over the holidays.  According to Secretary of Defense Gates, who visited Oshkosh in November, the hard work and incredible efforts of our employees in Wisconsin and Pennsylvania, supported by our supply chain partners, have allowed us to ramp up this program faster and more effectively than any other major defense vehicle program since World War II.   We view it as our mission to deliver these vehicles quickly to our men and women serving in Afghanistan.

In addition to our strong performance on the M-ATV program, we continue to meet or exceed requirements for our other vehicle and aftermarket parts and service programs for the Army and Marine Corps.  These are often referred to as our “base business,” which is generally true.  But I can assure you that we don’t take anything for granted and we work hard every day to deliver on our so called “base business.”  It is this focus and dedication that will help us as we expect to ramp up FMTV production late in fiscal 2010 and early fiscal 2011, if the FMTV contract award is upheld.

While the GAO did not completely reject the protests lodged by the two losing bidders for the FMTVcontract, we were happy to learn just how minor the two protest items were that the GAO upheld.  We believe the GAO undertook a thorough and objective review of the protests, dismissing most of the arguments made by the protesting companies.  We are waiting for the results of the Army’s review of the two items the GAO asked the Army to revisit, but we expect to retain the contract that we won in August for the following reasons.

•                  First, we believe that our proposal represents the best overall value for the Army and provides significant savings for U.S. taxpayers.

•                  Next, we have the proven manufacturing capacity and expertise to deliver the trucks and trailers that make up the FMTV program.  We have demonstrated this operational capability by supplying more complex medium and heavy tactical wheeled vehicles to the Army, Marine Corps and international customers around the world and most recently by our impressive ramp up of production to deliver M-ATVs to the DoD for our warfighters in Afghanistan.

•                  Finally, our bid and the Army’s decision to select Oshkosh for the program are consistent with the Administration’s acquisition reform initiative as we won a competitively bid program against two other manufacturers.  It would not surprise us to see increased instances of defense programs, like the FMTV, put out for bid in the future.

In the meantime, as Bob said, we are continuing to prudently lean forward on this very important program to sustain our original contract schedule prior to the protests.  If the FMTV contract award is upheld, we expect to meet or exceed the Army’s production requirements under the contract, as we have the right technical expertise, manufacturing facilities and experienced leadership to reinforce the Army’s decision in awarding the contract to us.

To finish with defense, President Obama signed the 2010 Defense bill into law in late December, and we were happy to see additional funding for MRAP vehicles as well as solid funding, as anticipated, for both the Family of Heavy Tactical Vehicles (FHTV) and FMTV programs.

Please turn to slide 6.

Access Equipment

End markets for our access equipment business remain weak across much of the world, but we do believe that they’ve bottomed.  Equipment utilization and rental rates remain weak and access to credit continues to be a challenge for our customers in this industry.

Looking at the regions of the world, North America and Europe, Africa and the Middle East (EAME), have stabilized, albeit at low levels, while we are seeing more quoting activity and potential buying interest in Asia, Australia, South America, North Africa and parts of the Middle East.

We continued to reduce our inventory in this segment during the quarter and have reached a point where we have recently started recalling additional employees to help produce models where our inventory has decreased to levels no longer sufficient to meet customer demand.

We’ve talked quite a bit about the tremendous job that JLG is doing as they leverage their available capacity to meet the requirements of the M-ATV program.  I can’t say enough about the hard work and outstanding results that we’ve seen at JLG as they assemble M-ATV crew capsules and also build complete vehicles.  Much of this success comes as a result of the constant communication between the two segments and the “can do” attitude that permeates our operations as we work to deliver these life-saving vehicles.

As you might expect, since we do not anticipate fiscal 2010 to be a year of substantial growth for JLG in its traditional access equipment business, we are maintaining our focus on cost containment and working capital reduction.  The team is committed to operational excellence, like all our segments, and continues to drive manufacturing efficiencies in its core business.

Please turn to slide 7 to discuss our fire & emergency segment.

Fire & Emergency

In the face of a weak municipal spending environment and lower sales as a result, Pierce’s fire apparatus business continued to perform well and gained a little share through September 30, 2009, the most recent quarter for which we have data.   The market is very competitive as many manufacturers battle for sales, but we’ve continued to succeed due to Pierce’s strong product line-up, reputation for quality and reliability, and superior dealer network.

A number of new customers ordered Pierce products during the quarter, including Houston, Texas, Quebec City, Canada and an order for pumper units for Nanjing, China.

These new customers and international sales are important as communities face lower tax receipts as well as lower state and federal funding.  Businesses like Pierce and Medtec, which are dependent on municipal spending, are likely to face markets that will remain weak through at least our fiscal 2010.

Airport products, comprised of heavy-duty snow removal equipment as well as aircraft rescue and firefighting (ARFF) units, has continued to stay strong with new vehicle sales both domestically and internationally and has maintained a solid backlog.  In particular, we experienced solid order flow from Asia and substantial quoting activity in South America.

Across the rest of the segment, we still have several businesses that are feeling the effects of the weak economy and lack of credit availability.  We have especially seen negative impacts on our mobile medical unit business in the last two years due to lower Medicare reimbursement rates, and recently, concerns by customers about the impact of potential health care reform legislation caused mobile medical unit orders to fall in the first quarter.   This caused us to revisit our outlook for the business and ultimately record impairment charges during the first quarter.

Please turn to slide 8 for a discussion of our commercial segment.

Commercial

Concrete mixer markets in North America remain at extremely depressed levels.  As we said on the last call, we think we’re at a bottom.  During the quarter, however, we did see some signs of improvement in the form of increased quote activity.  We have also experienced some encouraging signs internationally in Latin America and the Middle East.

We remain encouraged by our refuse collection vehicle (RCV) business.  Shipments for this business can be a little uneven due to the timing of vehicle purchases by the large national waste haulers, but overall, it’s a good business.   We are the market leader in RCVs and expect to continue to service our private hauler and municipal customers to maintain our leadership position.

Our Commercial team has done a great job of taking out costs and running the business at above break-even levels during a time of unprecedented weakness in the concrete mixer and batch plant markets. We also continue to leverage Iowa Mold Tooling’s manufacturing expertise to supply our defense segment with components for its line-up of heavy tactical vehicles.  This is one more example of how we have been able to take advantage of capabilities across our company to help meet the demands of our customers.

That’s a brief overview of our operations. Dave, please take it from here.

Dave Sagehorn

Thanks Charlie and good morning everyone.

Please turn to slide 9.

Consolidated Results

Consolidated net sales of $2.43 billion for the first fiscal quarter were up 83.2% compared with the same quarter of last year due to a more than tripling of sales in our defense segment as a result of significant M-ATV volume and higher FHTV and parts & service sales.  Operating income increased substantially to $349 million, or 14.3% of sales.  Operating income margins were aided by significantly improved margins in our defense segment as well as improved performance in our access equipment segment mostly due to M-ATV production for defense.  EPS from continuing operations for the quarter was $2.10 compared with a loss of 16 cents during the first quarter of fiscal 2009.  EPS for the quarter was impacted by the improved performance in our defense and access equipment segments.

Operating expenses and intersegment profit elimination were above prior year levels due primarily to higher share-based compensation expense and higher intersegment profit eliminations related to intercompany M-ATV sales.

As Bob mentioned, we reduced our debt by $182.5 million in the quarter.  Since June of 2008, we’ve reduced our debt by more than $1.1 billion as a result of strong free cash flow and net proceeds of $358 million from our

August 2009 equity offering.  We also ended the quarter with cash of $858.1 million.  A significant portion of this cash is related to the timing of payments for M-ATVs and will ultimately be used to pay suppliers as we continue to produce these units.

Let’s take a look at each of the segments in detail.

Please turn to slide 10.

Defense

Defense segment sales were $1.86 billion for the first fiscal quarter, an increase of 242% compared with last year’s first fiscal quarter, due to M-ATV shipments, continued strong demand for trucks under the FHTV program and higher parts & service sales.  M-ATV related sales, including parts & service, were approximately $1.1 billion in the quarter as we ramped up production to 1,000 units per month in December.  We expect M-ATV sales in the second quarter of fiscal 2010 to be above first quarter levels, reflecting higher production levels for the full quarter.  Operating income increased 361% to $339.7 million, compared with $73.7 million in the prior year quarter.

Operating income margins in the quarter increased to 18.3%, compared with 13.6% in the first quarter of fiscal 2009.  The improvement in margins over the prior year quarter was the result of significantly higher volume, lower material costs, improved manufacturing efficiencies and a better mix of parts & service business.  Margins in the quarter were better than we had previously expected due to significantly better cost performance on the M-ATV program as well as improved performance on our FHTV program.  Our supply chain group was able to continue to lower material costs during the quarter.  And, our manufacturing group continued to lower the hours it takes to manufacture an M-ATV, while at the same time maintaining tight control on overhead spending.

Backlog in this segment was $4.98 billion at December 31, 2009, up over 112% compared with December 31, 2008.  The M-ATV program accounted for approximately $2.4 billion of the total backlog.  Defense segment backlog also included the initial FMTV program delivery order that is currently under a stop work order as a result of the protests filed with the GAO related to this contract award.

Please turn to slide 11.

Access Equipment

Access equipment sales were $728.0 million in the first quarter, up 97.6% compared with the same period last year.  This increase was driven entirely by intercompany M-ATV sales to the defense segment of approximately $528 million.  Sales of traditional JLG access equipment were down approximately 60% compared with the prior year quarter, as the first quarter of fiscal 2009 benefited from shipments from a strong backlog entering that quarter.  In a change from the last several quarters, sales of telehandlers were down by a higher percentage than aerial work platforms.

The segment recorded operating income of $13.5 million, compared with an operating loss of $47.0 million in the prior year quarter.  Operating income was driven by M-ATV sales to our defense segment.  Access equipment segment margins on intercompany M-ATV sales in the quarter were in the mid single-digit range.  Operating results for JLG’s base business were improved over the prior year quarter on lower sales largely due to lower material costs, lower bad debt and restructuring charges and the benefit of cost reduction initiatives implemented in fiscal 2009.

Backlog for access equipment was $102.8 million at December 31, 2009, a decline of 40.2% compared with December 31, 2008.  Backlog at December 31, 2009 reflected continued weakness in the access equipment market and does not contain any M-ATV related products.

Please turn to slide 12.

Fire & Emergency

Turning to fire & emergency, sales in the first fiscal quarter declined 5.5% to $250.9 million, compared with the prior year’s first fiscal quarter.  The decline in sales was primarily due to lower sales at our Pierce fire apparatus business as a result of declining municipal budgets in the U.S., and at our mobile medical business, which offset a solid increase in sales for the airport products group.

The segment recorded operating income of $21.1 million, compared with operating income of $19.3 million in the prior year quarter.  Operating income margins in the segment increased to 8.4% compared with 7.3% in the prior year quarter, as Pierce and airport products comprised a larger percentage of segment sales in the current year quarter.  These two businesses have historically had the highest operating income margins in the segment.  Operating income margins in this segment also benefited from lower material costs.

As Charlie mentioned earlier, we did record $23.3 million of non-cash impairment charges in the quarter at our Oshkosh Specialty Vehicles subsidiary, which includes our mobile medical business.  Significantly reduced orders in the first quarter as a result of customer concerns about the impact of potential health care reform legislation on the mobile medical industry led us to conclude that performing an interim impairment test was the right thing to do.  The operating income numbers I noted earlier for this segment exclude the impairment charges.

Compared with December 31, 2008, fire & emergency backlog was down 19.8% at December 31, 2009, mainly due to lower municipal spending as a result of the weak economy.

Please turn to slide 13.

Commercial

Commercial sales decreased 14.1% to $155.1 million compared with last year’s first fiscal quarter.  The decrease in sales was a result of continued weakness in the concrete mixer market and a very tough comparison against strong first quarter RCV sales in fiscal 2009.

We recorded operating income of $3.1 million, or 2.0% of sales, for the segment in the first fiscal quarter, compared with $0.6 million, or 0.4% of sales, in the prior year quarter.  Margins in the quarter benefited from intercompany manufacturing activity and the benefits of cost reduction actions implemented in fiscal 2009.

Backlog for the commercial segment at December 31, 2009 was $81.2 million, down 19.3% compared with December 31, 2008.  The low backlog reflects continued weakness in concrete mixers and batch plants and the timing of RCV orders from several larger waste haulers expected to be received in upcoming quarters.

Please turn to slide 14 for a qualitative update to our outlook for fiscal 2010, starting with defense.

Update to Fiscal 2010 Outlook

Since our last quarterly conference call we received orders for 1,400 additional M-ATVs.  We have now received orders for a total of 6,619 units, of which we have shipped 2,544 through the end of the first quarter of fiscal 2010.  We are ready and able to support orders for any additional M-ATVs that may be awarded to us, as well as additional spare parts that may be ordered.  Our production ramp up has been executed very well and that’s reflected in our strong operating income margin for the segment.  Our current M-ATV backlog will take scheduled production of these vehicles into May 2010.  As Bob and Charlie mentioned earlier, we expect to retain the FMTV contract, and we are moving forward with prudent investments and activities to support that program.  As a reminder, assuming the FMTV contract is upheld, FMTV sales volumes are not scheduled to reach meaningful levels until our fiscal 2011.

We now believe that fiscal 2010 operating income margins in our defense segment will be higher than we previously expected due to better cost performance on the M-ATV and our other defense programs as well as higher than expected M-ATV volume.  The M-ATV program has progressed successfully at a very rapid pace and with significantly improved margins compared with the fourth quarter of fiscal 2009.  As you might expect, there were and continue to be a lot of moving pieces on this program.  We currently believe that operating income margins in the segment will be similar to first quarter margins while we are still producing M-ATVs, before they decline later in the fiscal year as production levels for M-ATVs decrease.

Last quarter, we told you that we didn’t expect a significant change in the access equipment market until our fiscal 2011.  That viewpoint is largely unchanged.  We also talked about our expectation that margins on JLG’s traditional access equipment business will improve in fiscal 2010 as we expect to benefit from lower charges for bad debt reserves and restructuring costs along with lower material costs.  These expectations also remain largely unchanged.  We currently believe that JLG will continue to benefit in fiscal 2010 from its M-ATV production and sales to our defense segment at margins similar to those experienced in the first quarter.  Second quarter M-ATV sales to our defense segment are expected to increase from the first quarter as M-ATV production levels out during the second quarter.

We still expect that sales in our fire & emergency segment will be lower in fiscal 2010 as a result of ongoing weakness in municipal order rates due to the impact of the recession on tax receipts.  While we do not expect the decline in this segment to be anywhere near as severe as what we experienced for our access equipment and commercial segments in fiscal 2009, there will likely be some choppiness between quarters due to the timing of orders and scheduled delivery dates for units.  With expected lower sales volumes, we believe that there will be downward pressure on operating income margins in this segment compared with fiscal 2009.

Our expectations for concrete mixers and batch plants remain similar to what they were last quarter.  Specifically, we expect a soft fiscal 2010, but believe we could experience a modest pickup beginning later in the year.  We still expect that our RCV sales will be flat to up modestly in fiscal 2010 in spite of lower first quarter sales due to the timing of deliveries for the national waste haulers.

We now estimate that our tax rate will be between 35% and 36% and we are raising our capital spending estimate for fiscal 2010 to approximately $100 million.  Capital expenditures this fiscal year are largely targeted for the FMTV program and our JLG manufacturing facility in China.

Finally, we expect that we will continue to reduce our debt throughout the remainder of the fiscal year as a result of free cash flow from expected strong earnings.

With that, I’ll turn it back over to Bob to conclude our prepared remarks.

Bob Bohn

Thanks, Dave.

We just completed the first quarter of a new fiscal year at Oshkosh with very strong sales, earnings and debt reduction.  We have a solid backlog in our defense business, allowing us to weather the economic storm affecting our construction equipment-related businesses in the access and commercial segments.  We appear to have reached bottom in many of our non-defense markets and are ready for an eventual turnaround with a more competitive cost structure and a continuing focus on delivering value to our customers.  We expect that fiscal 2010 will be a very strong year for Oshkosh in terms of sales, operating income and earnings per share.  It is our challenge to execute, and we will because we have great people, great products and great opportunities to leverage our strengths as we move into the new decade.

We’ve said it before, but it bears repeating.  We believe that experience counts and it counts most when conditions are difficult, as they have been over the past year or so.  Our team at Oshkosh Corporation is working diligently and is ready to capitalize when market conditions improve.

Thank you for your continued interest in and support of Oshkosh Corporation.

With that, I’ll turn it back to Pat and the operator for questions.

Pat Davidson

Thanks Bob.  I’d like to remind everyone to limit their questions to one plus a follow-up. Please avoid questions with multiple subparts as this makes it difficult to ensure that everyone has an opportunity to participate.  After the follow-up, we ask that you get back in queue to ask additional questions.

Operator, please begin the question and answer period of this call.